Exhibit 10.3

WALTER INDUSTRIES, INC.

4211 West Boy Scout Blvd.

Tampa, FL 33607

GREG HYLAND

Chairman, President and

Chief Executive Officer

CONFIDENTIAL

August 1, 2006

Mr. Joseph J. Troy

4211 W. Boy Scout Blvd

Tampa, FL 33607

Dear Joe:

Confirming our recent discussions, we are pleased that you have accepted our position as Executive Vice President and Chief Financial Officer of Walter Industries, Inc. (the Company) effective August 15, 2006.  The following outlines the terms of your employment.  This document supersedes all previous agreements, except your Change in Control Agreement dated February, 2004, you had with the Company or any of its affiliates and this will be final and binding on the date you sign.

1.                                       You will serve as Executive Vice President and Chief Financial Officer of Walter Industries, Inc. reporting to the Chairman, President and Chief Executive Officer of the Company until the spin-off of Mueller Water Products, Inc., and then you will report to the Vice Chairman of the Company.  You will be responsible for the management of all financial matters affecting the Company, including financial reporting, balance sheet management, capital structure, strategic issues and working with the Audit Committee of the Board of Directors of Walter Industries, Inc.

2.                                       Your compensation package will be as follows:

(a)                                  Effective August 15, 2006 your annualized base salary will be $340,000 per year.  Your salary and performance will be reviewed annually consistent with the practices of the Company.

(b)                                 You will participate in the Walter Industries, Inc. Executive Incentive Plan (EIP) with a bonus target of 60% of your base salary to a maximum of 2 times target.  The amount of your incentive will fluctuate based upon actual performance under the performance metrics associated with the EIP. In situations other than those described in section 3 of this agreement, a bonus will not be paid or payable in the event you are not employed by the Company on the date the bonus is paid.  Please note that participation in the Employee Stock Purchase Plan is a requirement of the EIP.

(c)                              You will be eligible for the Walter Industries, Inc. annual long term incentive program.  You will receive an initial award of 40,000 non-qualified stock options subject to vesting one-third per year over three years.  These options will be awarded and priced as of August 4, 2006.

(d)                                 You will receive a vehicle allowance of $1,500 per month, subject to usual withholding taxes.

(e)                                  You will receive the following additional benefits:

•                  Reimbursement for all reasonable and customary business-related travel and entertainment expenses in accordance with the terms of the policy generally applicable to the executives in the location in which you are primarily based, as it may change from time to time.

•                  Participation in the group life and health insurance benefit programs, generally applicable to executives employed in the location in which you are primarily based, in accordance with their terms, as they may change from time to time.

•                  Participation in the Company’s retiree medical plan as it may change from time to time and in accordance with its terms by using Joe’s original hire date (i.e. March 3, 1998) for determining his eligibility, as agreed to at the time of his rehire.

•                  Participation in the Company’s Retirement Savings Plan, as it may change from time to time and in accordance with its terms.

•                  Participation in the Employee Stock Purchase Plan, as it may change from time to time and in accordance with its terms.

•                  Eligibility for 30 days of annual vacation to be used each year in accordance with policy generally applicable to executives employed in the location in which you are primarily based, as it may change from time to time.

3.                                       In the event of your involuntary termination, other than for “Cause” (defined below), in the event of your Constructive Termination (also defined below), or if you are required to relocate more than 50 miles from the current headquarters location in Tampa, Florida, in each case, other than as a result of death or disability, you will be entitled to (i) payment of base salary for 18 months, (ii) payment of the target amount of your cash bonus for 18 months, and (iii) continued participation in benefits until the earlier of the 18-month anniversary of the termination date or until you are eligible to receive comparable benefits from subsequent employment.  Payment must be in accordance with all government regulations e.g. IRC 409A.

4.                                       You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company.  You hereby assign to the Company your entire right and interest in any Developments and will hereafter execute any documents in connection therewith that the Company may reasonably request.  This section does not apply to any inventions that you made prior to your employment by the Company or any of its predecessors or affiliates, or to any inventions that you develop entirely on your own time without using any of the Company’s equipment, supplies, facilities or the Company’s or its customers’ confidential information and which do not relate to the Company’s business, anticipated research and developments or the work you have performed for the Company.

5.                                       Non-Compete/Non-Solicit. It is understood and agreed that the nature and methods employed in the Company’s business are such that you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company that result in the creation of customer goodwill.  Therefore, following the termination of employment under this agreement for any reason that results in the payment of severance and continuing for a period of eighteen (18) months from the date of such termination, so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area (defined below), including the states that the Company operates in as of the date of your separation, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)                                  Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to Company, including but not limited to any other affiliated companies; or

(b)                                 Hire away any independent contractors or personnel of Company and/or entice any such persons to leave the employ of Company or its affiliated entities without the prior written consent of Company.

Notwithstanding the foregoing, following the termination of employment under this agreement for any reason and continuing for a period of eighteen (18) months from the date of such termination, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise, hire away any independent contractors or personnel of Employer and/or entice any such persons to leave the employ of Employer or its affiliated entities without the prior written consent of Company.

6.                                       Non-Disparagement.  Following the termination of employment under this agreement for any reason and continuing for so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)                                  Make any statements or announcements or permit anyone to make any public statements or announcements concerning your termination with Company, or

(b)                                 Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Company or its affiliated entities.

7.                                       As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services and that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

8.                                       You acknowledge and agree that you will respect and safeguard the Company’s property, trade secrets and confidential information.  You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property.  In the event that you leave the employ of the Company, you will not disclose any trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

9.                                       Definitions:

 “Cause” shall mean: (a) material failure to act in accordance with the reasonable instructions of the Board of Directors or the President and CEO or the Vice Chairman of the Company, (b) conviction of a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company or any other felonious conduct on your part that is demonstrably detrimental to the best interests of the Company or any subsidiary or affiliate, (c) being repeatedly under the influence of illegal drugs or alcohol while performing your duties, or (d) commission of any other willful act that is demonstrably injurious to the financial condition or business reputation of the Company or any subsidiary or affiliate.

“Constructive Termination” shall mean, without your written consent: (a) a material failure of the Company to comply with the provisions of this agreement, (b) a material diminution of your position (including status, offices, title and reporting relationships), duties or responsibilities, (c) any purported termination of your employment other than for Cause, or (d) the failure of a successor corporation to assume the Company’s obligations under this agreement.

For purposes of this agreement, a significant diminution in pay or responsibility shall not have occurred if: (i) the amount of your bonus fluctuates due to performance considerations under the EIP or other Company incentive plan applicable to you and in effect from time to time or (ii) you are transferred to a position of comparable responsibility and compensation with Walter Industries, even though that position nay report to an officer who in turn reports to the Chairman.

“Restricted Area” shall mean in those industries that we compete at the time of your separation, unless management approves an exception.

10.                                 As discussed, the Company desires to have you, as a senior executive of the Company, make a meaningful investment in the Company.  In this regard, you have committed to maintain at least $100,000 in the Company’s common stock while employed by the Company. The details of how this investment should be made will need to be determined with input from Vic Patrick, the Company’s Senior Vice President, General Counsel and Secretary.

11.                                 In the event that any portion of any payment under this agreement, or under any other agreement with, or plan of the Company (in the aggregate, Total Payments) would constitute an “excess parachute payment,” such that a golden parachute excise tax is due, the Company shall provide to you, in cash, an additional payment in an amount sufficient to cover the full cost of any excise tax and all of your additional federal, state, and local income, excise, and employment taxes that arise on this additional payment (cumulatively, the Full Gross-Up Payment), such that you are in the same after-tax position as if you had not been subject to the excise tax. For this purpose, you shall be deemed to be in the highest marginal rate of federal, state, and local income taxes in the state and locality of your residence on the date of your termination. This payment shall be made as soon as possible following the date of your termination, but in no event later than ten (10) calendar days from such date.  For purposes of this agreement, the term “excess parachute payment” shall have the meaning assigned to such term in Section 280G of the Internal Revenue Code, as amended (the Code), and the term “excise tax” shall mean the tax imposed on such excess parachute payment pursuant to Sections 280G and 4999 of the Code.

12.                                 It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter herein and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with Walter Industries, Inc. and related business units.

Joe, your signature below confirms your acceptance of this employment agreement. Please sign one of the enclosed copies and return it to me in the envelope provided.

Very truly yours,

/s/ Gregory E. Hyland
Gregory E. Hyland
Chairman, President and Chief Executive Officer

GH: jtp

Enclosures

Agreed and Accepted

/s/ Joseph J. Troy
Joseph J. Troy

8/4/06
Date